Exhibit 99.1

NEWS RELEASE

Contact:
Sheila G. Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES

AMENDMENT OF REVOLVING CREDIT FACILITY

Wayne, PA — August 17, 2009 — Triumph Group, Inc. (NYSE:TGI) today announced an amendment to its existing unsecured revolving credit agreement which increased the size of the facility from $370 million to $485 million and extended the maturity from June, 2011 to January, 2013.  The company intends to use the facility for working capital purposes, internal growth initiatives, funding of future acquisitions and other general corporate purposes.

David Kornblatt, Triumph’s Executive Vice President and Chief Financial Officer, said, “We are very pleased with the amendment to our bank facility.  The increased size and extended term will allow Triumph to continue to execute our plans for investing in our business and for pursuing acquisitions.  We appreciate the long time support of our bank group and our lead bank, PNC.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.